UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of report (Date of earliest event reported):  August 8, 2019

Commission File Number: 1-737

Exact name of registrant as specified in its charter:
TEXAS PACIFIC LAND TRUST

State or other jurisdiction of incorporation or organization:
NOT APPLICABLE

IRS Employer Identification No.:
75-0279735

Address of principal executive offices:
 1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201

Registrant’s telephone number, including area code:
214-969-5530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
 Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Sub-shares in Certificates of Proprietary Interest (par value $0.03-1/3 per share)	TPL	New York Stock Exchange

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On August 8, 2019, Texas Pacific Land Trust (the “Trust”) entered into employment agreements (the “Agreements”) with Tyler Glover, its General Agent and Chief Executive Officer (the “Glover Agreement”) and Robert Packer, its General Agent and Chief Financial Officer (the “Packer Agreement”). The Agreements are effective as of July 1, 2019. Pursuant to the Agreements, Mr. Glover will continue to serve as General Agent and Chief Executive Officer of the Trust, and Mr. Packer will continue to serve as General Agent and Chief Financial Officer of the Trust. Each officer will receive a base salary of $800,000 per annum, subject to annual review, and be eligible for an annual cash bonus of up to 300% of such base salary for achievement of specified performance targets, as established by the Nominating, Compensation and Governance Committee of the Trust. Until the Trust establishes an equity compensation plan, Mr. Glover and Mr. Packer are required to use at least 25% of their cash bonuses (net of estimated taxes) to purchase shares of the Trust’s common stock. The term of each Agreement ends on December 31, 2020, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

Each Agreement provides for payment of severance benefits if the officer’s employment is terminated by the Trust without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Trust, and (iv) if such termination occurs during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount will be reduced to one times such average for the preceding year if such termination occurs after the first 15 months of the term. If the officer’s employment is terminated by the Trust without cause, by the officer for good reason, or upon failure of the Trust to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Trust, then, in lieu of the amount specified in clause (iv), the officer will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If his employment terminates due to death or disability, the officer will be entitled to the benefits described in clauses (i) and (ii) above. The officer will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.

The Agreements provide that Mr. Glover and Mr. Packer will be entitled to participate in all benefit plans provided to the Trust’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Trust, as well as in any long-term incentive program established by the Trust. They also provide for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

Each Agreement contains restrictive covenants prohibiting the officer from disclosing the Trust’s confidential information at any time, from competing with the Trust in specified counties where the Trust does business during his employment and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Trust’s clients, suppliers and business partners during his employment and for one year thereafter.

Mr. Glover and Mr. Packer are each entitled to reimbursement of attorney’s fees incurred in connection with the review and negotiation of his Agreement, up to a maximum of $10,000.

The foregoing descriptions of the Glover Agreement and the Packer Agreement are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibits 10.1 and 10.2.

Item 9.01.	Financial Statements and Exhibits.
	(d)	Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement between Texas Pacific Land Trust and Tyler Glover dated as of August 8, 2019.
10.2*	Employment Agreement between Texas Pacific Land Trust and Robert Packer dated as of August 8, 2019.

* Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trust has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS PACIFIC LAND TRUST

Date:	August 9, 2019	By:	/s/ Robert J. Packer
Robert J. Packer
General Agent and Chief Financial Officer